January 16, 2024

Delivered Via Email/DocuSign
Dear Bob,
The below is a draft offer that is currently subject to approval by the Finwise Bancorp Board of Directors. Upon the approval of the Board of Directors, we will redact this paragraph.

It is with great pleasure that FlnWise Bank offers you the position of Financial Advisor. You will be reporting to Jim Noone, President of FinWise Bank, and your anticipated start date is scheduled for March 12, 2024. While this is the anticipated start date, we understand you will have a discussion with your current employer the week of January 15, 2024 and we may need to adjust this date following those discussions. Following FinWise Bancorp's 10-K filing which is required to be filed with the SEC by March 30, 2024, your title will become Executive Vice President, Chief Financial Officer of FinWise Bancorp.

This is a full-time exempt position. We are offering you an annual salary of $400,000.00 paid in bi-weekly increments of $15,384.62 (less applicable deductions and taxes). You will be eligible for a performance-based bonus to be paid during the first fiscal quarter of each fiscal year following the fiscal year of service. Finwise currently follows a calendar year for its fiscal year.

Performance-based Bonus Measurements	Total Bonus Compensation as a % of Annual Salary	Total Bonus Compensation	Total Compensation
As set by Compensation Committee of the Board of Directors	75%	$300,000 •To be paid in the following components provided the measurements referenced at left are met: •$150,000 in Cash, and •$150,000 in FinWise Bancorp stock •The number of shares will be based on the trailing 30-day average closing price measured the day prior to the grant date. •The shares granted will vest over three years such that 1/3 will be vested at the one-year anniversary of the first day of employment and another 1/3 will vest at the two subsequent annual anniversaries immediately thereafter through the three-year anniversary of employment.	$700,000

In addition, the bank is pleased to provide a Relocation-related Bonus of $185,000. It is expected that this would support your actual relocation to the Greater Salt Lake City area along with certain expenses related to personally owned real property, however, this is being paid as a Relocation-related Bonus to you to manage personally. Payment would occur on the 30-day anniversary of your start of employment at the bank. At your option, you may alternatively choose to be paid 50% of the $185,000 ($92,500) in Finwise Bancorp stock. The number of shares will be based on the trailing 30-day average closing price measured the day prior to the grant date. Finally, as a third option available to you, you may choose to be paid 100% of the $185,000 in Finwise Bancorp stock. The number of shares will be based on the trailing 30-day average closing price measured the day prior to the grant date.

You will be immediately eligible to contribute to the Bank's 401(k) plan and will be eligible to participate in the employer profit-sharing program the month following the one-year anniversary of your employment date. You will begin to accrue 6.462 hours of PTO each pay period (equivalent of 21 personal days if starting on January 1), starting on your first day of employment. At the beginning of each subsequent year, one additional PTO day wlll be accrued. Additionally, we will make a one-time deposit of 40 hours of PTO to your PTO bank upon hire.

You will be eligible for the Bank's health and dental insurance the first day of the month following 30 calendar days after your official start date. The Bank's current practice is to pay 80% of the premiums, on the medium-priced plan.

On your first day, you will be given an orientation which will include completing employment forms, introduction to management and touring the premises (orientation for remote employees will be handled virtually). Please provide appropriate documentation for the completion of your new-hire forms, including proof that you are presently eligible to work in the United States for 1-9 Ellgiblllty Form purposes. Failure to provide appropriate documentation within three days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Please indicate your acceptance of our offer by signing below no later than January 19, 2024. If you have any questions about this offer, please contact Jim Noone, President, at 215-510-7019 or inoone@finwisebank.com.

We look forward to having you as part of our team and believe you will find this opportunity both challenging and rewarding.

Sincerely,

/s/ Jim Noone 1/30/2024
Jim Noone Date
President, Finwise Bank

/s/ Kelly Thomas 1/30/2024
Kelly Thomas Date
Human Resources Manager

This offer shall remain open until 5pm on January 19, 2024. Additionally, while typically this offer is contingent upon acceptable background screening results, the results of the background check have been received and are confirmed as acceptable.

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with FinWise Bank is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

Accepted:

/s/ Robert E. Wahlman 1/16/2024
Applicant Signature Date